Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES CLOSING OF COMMON STOCK OFFERING AND UNDERWRITERS EXERCISE OF OVER-ALLOTMENT OPTION

NEW YORK, NY, April 2, 2014 — Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC, TSX: MRI.U) today announced the closing of its previously announced underwritten public offering of 8,050,000 shares of its common stock at a price to the public of $7.15 per share, which includes the full exercise by the underwriters of their over-allotment option to acquire 1,050,000 additional shares.

The net proceeds from the offering were approximately $53.6 million, after deducting the underwriters’ discounts and estimated offering expenses, including the proceeds from the exercise of the over-allotment option.

Credit Suisse Securities (USA) LLC acted as the sole book-running manager and Raymond James & Associates, Inc. acted as the co-manager for the offering. The offering was made pursuant to the Company’s effective shelf registration statement (File No. 333-185246) that was previously filed with the Securities and Exchange Commission (“SEC”) and a shelf prospectus filed with Canadian securities regulatory authorities in the provinces of British Columbia, Alberta, Manitoba and Ontario (the “Canadian Provinces”) under the Multijurisdictional Disclosure System (“MJDS”). The offering was made only by means of a prospectus supplement and related base prospectus. A prospectus supplement related to the offering was filed with the SEC and the securities regulatory authorities in the Canadian Provinces under the MJDS. A copy of the preliminary prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue 1B, New York, NY 10010 – telephone 800-221-1037 (toll-free) or by accessing EDGAR on the SEC’s website at www.sec.gov. In Canada, a copy of the preliminary prospectus supplement and related base prospectus may be obtained by either contacting Credit Suisse Securities (USA) LLC as set forth above or by accessing the SEDAR website at www.sedar.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Company’s common stock or any other securities described herein, nor shall there be any sale of the securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. The securities described herein have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the base prospectus or Mercer’s shelf registration statement.

Mercer International Inc. is a global pulp manufacturing company.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of the Company’s business, raw material costs, the Company’s level of indebtedness, competition, foreign exchange and interest rate fluctuations, the Company’s use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to the Company’s production, market conditions and other risk factors listed from time to time in the Company’s SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

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